Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-122917) on Form N-1A of Grant Park Managed Futures Strategy Fund, a series of Northern Lights Fund Trust, of our report dated December 1, 2014, relating to our audit of the consolidated financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of Grant Park Managed Futures Strategy Fund, a series of the Northern Lights Fund Trust, for the year ended September 30, 2014.

We also consent to the references to our Firm under the captions "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” appearing in the Statement of Additional Information and “Consolidated Financial Highlights” appearing in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

January 26, 2015